Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
LMI Aerospace, Inc. Announces Third Quarter 2010 Results
Guidance Updated for 2010 and 2011
          St. Louis, November 8, 2010 — LMI Aerospace, Inc. (NASDAQ: LMIA) today announced financial results for the third quarter 2010.
Third Quarter 2010 Highlights
•	Sales of $52.3 million, down from $58.7 million the prior year, and down from $55.9 million in the second quarter 2010.

•	Free cash flow of $4.7 million, resulting in payoff of revolving credit balance.

•	Gross margins up from the prior year, but down from the second quarter of 2010 because of front end cost on a new program in our Mexicali facility.
Third Quarter 2010 Results
          Sales for the third quarter 2010 decreased 11.0 percent to $52.3 million, from $58.7 million in the third quarter of 2009. The Aerostructures and Engineering Services segments each experienced declines in sales when compared with the prior year quarter. Net income for the third quarter of 2010 was $2.6 million, or $0.23 per diluted share, down from $2.8 million or $0.25 per diluted share in the 2009 period.

          “Sales for our Aerospace segment were below expectations and resulted from delays in shipment of Boeing 747-8 components and assemblies due to a slide in the introduction date for this aircraft, as well as a temporary decline in orders for Boeing 737 products,” said Ronald S. Saks, Chief Executive Officer of LMI. “In addition, sales of Gulfstream G450 and G550 products were down because of a planned two-week shutdown in July and due to delays in receipt of orders for new work that commenced in the second quarter of 2010. We do expect shipments for these models other than the Boeing 747-8 to return to normal production rate levels in the fourth quarter of 2010. Also, we expect a combination of awards recently received for military and large commercial aircraft products business should result in higher sales at our Aerostructures segment in 2011,” Saks said. “Although sales at our Engineering Services segment were in line with expectations, we anticipate that a combination of new customer awards, including work on the HondaJet, Boeing 787-9 and Airbus A350, and expected awards on some major industry programs should also improve sales in 2011 for this segment. “
     Sales for the third quarter 2010 and 2009 for the Aerostructures segment were as follows:
Aerostructures

		% of		% of
Category	Q3 2010	Total	Q3 2009	Total
	($ in millions)
Corporate and regional aircraft	$9.9	28.8%	$9.3	24.1%
Large commercial aircraft	12.5	36.3%	18.6	48.2%
Military	9.5	27.6%	9.5	24.6%
Other	2.5	7.3%	1.2	3.1%

Total	$34.4	100.0%	$38.6	100.0%

     Corporate and regional aircraft sales increased from the prior year due to increased production rates for large cabin aircraft for Gulfstream. Sales of large commercial aircraft products were down as sales of aftermarket products were $2.3 million in the third quarter of 2010 compared to $6.9 million in the prior year. Additionally, sales on the new Boeing 747-8 declined. The increase in other sales was primarily driven by demand for technology products and growth in composite testing sales.
Sales for the quarters ended September 30, 2010, and 2009 for the Engineering Services segment were as follows:
Engineering

		% of		% of
Category	Q3 2010	Total	Q3 2009	Total
	($ in millions)
Corporate and regional aircraft	$4.9	27.2%	$4.5	22.3%
Large commercial aircraft	8.8	48.9%	7.9	39.1%
Military	3.8	21.1%	7.4	36.6%
Other	0.5	2.8%	0.4	2.0%

Total	$18.0	100.0%	$20.2	100.0%

     Sales in the corporate and regional market were up as growth on the Mitsubishi Regional Jet and Bombardier Learjet-85 programs outpaced the decline from design maturation on the G650. Large commercial aircraft sales were up due to support of the Airbus A350 and Boeing 787-9 design efforts while staffing and revenue decreased on the Boeing 747-8. Military programs were off sharply as engineering services for the Boeing CH-53 helicopter were substantially completed.
     LMI generated gross profit of $12.0 million or 22.9 percent of sales during the quarter ended September 30, 2010, compared to $12.3 million or 21.0 percent of sales in the prior year. The Aerostructures segment provided gross profits of $8.9 million or 25.9 percent of sales in the third quarter of 2010, up from $8.3 million or 21.5 percent for the same period in 2009. The previous period included inefficiencies and less coverage of fixed costs as production dropped during the company’s inventory reduction program. The third quarter of 2010 encountered higher than expected costs on a new military ground support program in our Mexicali facility. The Engineering Services segment generated a gross profit of $3.0 million or 16.7 percent of sales in the quarter ended September 30, 2010 versus $4.0 million or 19.8 percent of sales for the third quarter of 2009. This decline was attributable to lower revenue levels providing less coverage of fixed costs and lower billable hours as the segment transitioned engineers from maturing programs to new programs.
     Selling, general and administrative expenses (SG&A) were $8.2 million for the quarter ended September 30, 2010, compared to $7.5 million for the year ago quarter. SG&A in the Aerostructures segment for the third quarter of 2010 was $6.4 million, up from $5.8 million in the third quarter of 2009, primarily due to professional fees, and personnel costs, including hiring fees. Engineering Services segment SG&A was $1.7 million in the third quarter of 2010, unchanged from the prior year.
     Net interest expense was $0.2 million in the quarter ended September 30, 2010 compared to $0.4 million the prior year as LMI paid its revolving line of credit down to zero during the quarter. Income tax expense for the third quarter of 2010 was $1.0 million compared to $1.6 million the prior year. LMI adjusted tax expense in the third quarter of 2010 for various tax matters resulting in a benefit of $0.4 million. Additionally, the company modified its 2010 current effective tax rate to 36.2 percent compared to 36.5 percent in the third quarter of 2009.
     Free cash flow was $4.7 million in the third quarter of 2010. The quarter benefited from a milestone payment on the MJET contract and receipts of certain deferred receivables. Free cash flow for the first nine months of 2010 was $17.4 million.
     LMI also announced that backlog at September 30, 2010, was $226 million compared to $228 million at September 30, 2009.

Outlook for 2010 and 2011
     The company revised guidance for 2010 to recognize the reduction in sales that occurred in the third quarter, as well as the deferral in the fourth quarter of $4.0 million of tooling now expected to be recognized in 2011. On a consolidated basis, the company now expects annual revenue of $224 million. Gross profit should be between 23.0 percent and 24.0 percent with SG&A ranging from $31.9 million to $32.5 million. Net interest expense is expected to be between $700,000 and $750,000 for the year and the effective tax rate is expected to be 34.4 percent, excluding any potential benefit from an extension of research and experimentation tax credits. Capital expenditures are planned to be approximately $8 million. The expectations for each segment are as follows:
Aerostructures
•	Sales of $150 million

•	Gross profit of between 26.0 percent and 27.0 percent

•	SG&A ranging from $24.5 million to $25.0 million
Engineering Services
•	Sales of $74 million

•	Gross profit of between 17.0 percent and 18.0 percent

•	SG&A of $7.5 million
          Aerostructures revenue expectations for 2010 were revised downward, primarily due to a $4.0 million shift of tooling revenue on MJET that will now occur in 2011 and expected continued low demand on the Boeing 747-8 for the balance of the year. Guidance for Aerostructures gross margin and SG&A was unchanged. Engineering

Services sales were revised downward to reflect the deferral of engineering effort on several new platforms into 2011. SG&A was increased to acknowledge the current run rate of expense.
          The company also expanded its guidance for 2011. Overall, LMI expects sales of between $255 million and $269 million, including the deferrals from 2010. Gross profit is expected to be between 23.7 percent and 24.7 percent of sales while SG&A should be between $33.8 million and $35.2 million. Interest expense is expected to be between $550,000 and $650,000. Income taxes are expected to be 36.2%, excluding any potential benefit from an extension of research and experimentation tax credits. Capital expenditures are expected to be between $9 and $10 million. Below are the expectations by segment:
Aerostructures
•	Sales of between $175 million and $181 million

•	Gross profit of between 26.5 percent and 27.5 percent

•	SG&A ranging from $26.0 million to $27.0 million
Engineering Services
•	Sales of between $80 million and $88 million

•	Gross profit of between 17.5 percent and 19.0 percent

•	SG&A ranging between $7.8 million and $8.2 million
          Mr. Saks concluded, “As we enter 2011, we are optimistic that sales to the large commercial aircraft and business and regional aircraft markets will increase substantially. Announced and studied production rate increases will begin to grow our Aerostructures backlog, as will new awards on legacy aircraft and aircraft in development. Production offload programs at several major customers should add to sales, given LMI’s strong customer relationships supported by continuously improving operating performance at its plants. Our Engineering Services segment has recently won contracts on new development aircraft and redesign projects with an airline and has distinguished itself with its performance on our design build project with MJET. We expect a steady increase in production and design work as we progress through 2011 and 2012. We plan to use our strong financial base to invest in design build programs and to increase our capabilities with investments in people and equipment to manage and produce complex assemblies on legacy and newly developed aircraft. We have also spent considerable time reviewing acquisitions in recent months and continue our search for the right fit with our strategic plan. We are working to ensure that we provide value over the long term to our employees and shareholders.”
          LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
          This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2010 and 2011, which are based on current management expectations.

Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$34	$31
Trade accounts receivable, net of allowance of $176 at September 30, 2010 and $279 at December 31, 2009	32,986	35,469
Inventories, net	44,575	45,703
Prepaid expenses and other current assets	3,338	2,849
Deferred income taxes	3,723	3,799

Total current assets	84,656	87,851

Property, plant and equipment, net	22,022	19,322

Goodwill	49,102	49,102
Intangible assets, net	21,358	22,965
Other assets	885	977

Total assets	$178,023	180,217

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,965	$7,778
Accrued expenses	13,584	8,089
Short-term deferred gain on sale of real estate	233	233

Current installments of long-term debt and capital lease obligations	215	326

Total current liabilities	20,997	16,426

Long-term deferred gain on sale of real estate	3,132	3,307
Long-term debt and capital lease obligations, less current installments	57	17,210
Deferred income taxes	7,546	7,546
Other long-term liabilities	—	1,235

Total long-term liabilities	10,735	29,298

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,074,604 shares and 11,996,389 shares at September 30, 2010 and December 31, 2009, respectively	242	240
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	73,018	71,375
Treasury stock, at cost, 301,772 shares at September 30, 2010 and 359,188 shares at December 31, 2009	(1,432)	(1,704)
Retained earnings	74,463	64,582

Total shareholders’ equity	146,291	134,493

Total liabilities and shareholders’ equity	$178,023	$180,217

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales and service revenue
Product sales	$33,036	$38,212	$109,937	$120,789
Service revenues	19,248	20,537	58,707	64,791

Net sales	52,284	58,749	168,644	185,580

Cost of sales and service revenue
Cost of product sales	24,553	30,055	81,099	92,556
Cost of service revenues	15,766	16,386	47,949	52,747

Cost of sales	40,319	46,441	129,048	145,303

Gross profit	11,965	12,308	39,596	40,277

Selling, general and administrative expenses	8,231	7,515	24,034	23,927
Severance and restructuring	—	(50)	—	312

Income from operations	3,734	4,843	15,562	16,038

Other income (expense):
Interest expense, net	(160)	(443)	(554)	(1,278)
Other, net	55	(3)	10	(27)

Total other income (expense)	(105)	(446)	(544)	(1,305)

Income before income taxes	3,629	4,397	15,018	14,733
Provision for income taxes	980	1,609	5,137	5,382

Net income	$2,649	$2,788	$9,881	$9,351

Amounts per common share:
Net income per common share	$0.23	$0.25	$0.87	$0.83

Net income per common share assuming dilution	$0.23	$0.25	$0.85	$0.83

Weighted average common shares outstanding	11,442,567	11,320,527	11,409,718	11,296,544

Weighted average dilutive common shares outstanding	11,655,193	11,348,333	11,623,058	11,324,697

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Operating activities:
Net income	$9,881	$9,351
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,520	5,567
Restricted stock compensation	1,381	1,290
Charges for inventory obsolescence and valuation	1,004	1,521
Other noncash items	(277)	428
Changes in operating assets and liabilities, net of acquired businesses:
Trade accounts receivable	2,584	(10,018)
Inventories	124	10,151
Prepaid expenses and other assets	811	180
Accounts payable	(1,294)	(7,261)
Accrued expenses	3,601	(448)

Net cash provided by operating activities	23,335	10,761
Investing activities:
Additions to property, plant and equipment	(5,931)	(2,648)
Acquisitions, net of cash acquired	—	(10,047)
Other, net	(671)	(110)

Net cash used by investing activities	(6,602)	(12,805)
Financing activities:
Principal payments on capital leases and notes payable	(264)	(374)
Advances on revolving line of credit	13,520	43,819
Payments on revolving line of credit	(30,520)	(38,819)
Other, net	534	(132)

Net cash (used) provided by financing activities	(16,730)	4,494

Net increase in cash and cash equivalents	3	2,450
Cash and cash equivalents, beginning of year	31	29

Cash and cash equivalents, end of quarter	$34	$2,479

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$2,649	$2,788	$9,881	$9,351

Income tax expense	980	1,609	5,137	5,382
Interest expense, net	160	443	554	1,278
Depreciation and amortization	1,805	1,777	5,520	5,567
Stock based compensation	464	367	1,381	1,290
Severance and restructuring costs	—	(50)	—	312
Acquisition costs	—	—	—	239
TCA wind-up costs	—	—	—	249
Other, net	(55)	3	(10)	27

Adjusted EBITDA	$6,003	$6,937	$22,463	$23,695

Free Cash Flow (2):

Net cash provided by operating activities Less:	$6,136	$11,001	$23,335	$10,761
Capital expenditures	(1,466)	(1,435)	(5,931)	(2,648)

Free cash flow	$4,670	$9,566	$17,404	$8,113

1.	We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments, but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2.	We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash generated (used) by operating activities.